Exhibit 16(11)(a)

437 Madison Avenue 29th Floor New York, NY 10022 212-867-9500 Fax 212-599-1759	123 South Broad Street Avenue of the Arts Philadelphia, PA 19109 215-772-1500 Fax 215-772-7620	LibertyView 457 Haddonfield Road, Suite 600 Cherry Hill, NJ 08002-2220 856-488-7700 Fax 856-488-7720

1105 Market Street, 15th Floor Wilmington, DE 19801-1201 302-504-7800 Fax 302-504-7820		Cornerstone Commerce Center 1201 New Road, Suite 100 Linwood, NJ 08221 609-601-3010 Fax 609-601-3011

1235 Westlakes Drive, Suite 200 Berwyn, PA 19312-2401 610-889-2210 Fax 610-889-2220

August 4, 2014

New Alternatives Fund

150 Broadhollow Road, Suite PH 2

Melville, New York 11747

Re:	Shares of Beneficial Interest

Ladies and Gentlemen:

We have acted as counsel for New Alternatives Fund (the “Trust”), a Delaware statutory trust, in connection with the proposed acquisition by the Trust’s sole series of shares, also known as New Alternatives Fund (the “Successor Fund”) of all of the assets and liabilities of New Alternatives Fund, Inc. (the “Company”), a New York corporation, in exchange for Class A Shares of beneficial interest in the Successor Fund (the “Class A Shares”). The aforementioned proposed acquisition is referred to herein as the “Reorganization.”

This opinion relates solely to the Class A Shares to be issued in the Reorganization, and is furnished in connection with the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”).

In connection with this opinion, we have examined: (i) the Certificate of Trust; (ii) the Agreement and Declaration of Trust (the “Declaration of Trust”); (iii) the By-Laws of the Trust; (iv) the Agreement and Plan of Reorganization between the Trust, on behalf of the Successor Fund, and the Company; and (v) the resolutions adopted by the Trust’s Board of Trustees organizing the business of the Trust, designating series and classes of shares, approving the Agreement and Plan of Reorganization and authorizing the issuance of shares to the public, all as amended to date, and the various pertinent Trust proceedings we deem material.

Montgomery McCracken Walker & Rhoads LLP

New Alternatives Fund

August 4, 2014

This opinion is based exclusively on the laws of the State of Delaware and the federal law of the United States of America.

On the basis of and subject to the foregoing and such other considerations as we deem relevant, we are of the opinion that the Class A Shares have been duly authorized for issuance by the Trust and upon the execution of the Agreement and Plan of Reorganization described in the Registration Statement and the prior satisfaction of the conditions contained therein, the Class A Shares, when issued pursuant to the Agreement and Plan of Reorganization and in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable by the Trust, and the holders of such Class A Shares will have all the rights provided for with respect to such holding by the Declaration of Trust and the laws of the State of Delaware.

This opinion is rendered solely for the use of the Trust in connection with the filing of the Registration Statement and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval. This opinion is limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ MONTGOMERY, MCCRACKEN, WALKER & RHOADS, LLP

MONTGOMERY, MCCRACKEN, WALKER & RHOADS, LLP